5711 S 86TH Circle PO Box 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 537-6104 Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
August 21, 2007
CONTACT:
ELLIOT SLOANE
Sloane & Company
212 446 1860
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 537-6104
E-Mail: stormy.dean@infousa.com
infoUSA® Gains $11.2 Million Litigation Settlement
     (OMAHA, NE)— infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, and email marketing, today announced a final settlement in the lawsuit, which was originally commenced in December 2001, against Naviant, Inc. (now known as BERJ, LLP) in the District Court for Douglas County, Nebraska for breach of a database license agreement. On July 12, 2007, the District Court entered an Amended Order of Judgment in the Company’s favor in the amount of $9.75 million, plus interest (the “Order”). On August 10, 2007, the Company and Naviant agreed not to pursue further appeals of the Order and agreed to settle this matter for approximately $11.2 million, less attorney fees and costs. On August 16, 2007, pursuant to that agreement, the court distributed approximately $9.9 million in net proceeds to the Company. This will be recorded in the financial statements of the Company during the third quarter of 2007.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.